Exhibit 99.1

Date: July 19, 2012

FOR IMMEDIATE RELEASE –

Contact:
Investors	Media
Todd Beekman	Maureen Brown
Todd.Beekman@huntington.com	Maureen.Brown@Huntington.com
(614) 480-3878	(614) 480-5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS $152.7 MILLION OF NET INCOME, OR $0.17 PER COMMON SHARE,

FOR THE 2012 SECOND QUARTER, RELATIVELY UNCHANGED FROM THE PRIOR

QUARTER AND UP 5% FROM 2011 SECOND QUARTER

DECLARES QUARTERLY DIVIDEND ON COMMON STOCK OF $0.04 PER SHARE

Other specific highlights compared with 2012 First Quarter:

•	$11.8 million, or 3%, increase in net interest income, reflecting:

•	3.42% fully taxable equivalent net interest margin, up 2 basis points

•	21% annualized growth in total average loans and leases

•	13% annualized growth in average total core deposits

•

$31.5 million, or 11%, decline in noninterest income, as the prior quarter included a $23.0 million automobile loan securitization gain and an $11.4 million bargain purchase gain associated with the acquisition of Fidelity Bank

•	$18.4 million, or 4%, decline in noninterest expense, as the prior quarter included a $23.5 million addition to litigation reserves

•	62.8% efficiency ratio, down from 63.8%

•	1.10% return on average assets, down from 1.13%

•	$0.16, or 12% annualized, growth in tangible book value per common share to $5.49

•	10.08% Tier 1 common risk-based capital ratio, down from 10.15%

•	6.4 million shares repurchased at an average price of $6.26 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2012 second quarter net income of $152.7 million, down $0.6 million, or less than 1%, from $153.3 million in the prior quarter. Earnings per common share in the current quarter were $0.17, unchanged from the prior quarter. Net income in the year-ago quarter was $145.9 million, or $0.16 per common share.

Huntington today also announced that the board of directors declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable October 1, 2012, to shareholders of record on September 17, 2012.

Summary Performance Discussion

“We are very pleased with the quarter. This quarter’s financial results reflect relatively stable returns and net interest margin, improving efficiency and credit metrics, and strong growth of loans, deposits, and customer relationships demonstrating the continued benefits from successfully executing our strategic plan,” said Stephen D. Steinour, chairman, president and chief executive officer. “At the plan’s core remains a differentiated approach to banking, coupled with investing in products and services that are driving an improvement in the stability of our long-term profitability while introducing opportunities for growth.”

Steinour continued, “This was a very straight forward quarter. We completed the systems conversion and integration of Fidelity Bank, all the while remaining focused on growing the core. Our mortgage banking and best-in-class indirect automobile businesses performed as expected and benefited from current market conditions. Our focus on growing consumer households and commercial relationships and improving product cross-sell continued to positively impact financial performance. Our results demonstrated our ability to grow net interest income and support the net interest margin.”

Net income in the second quarter was $152.7 million, down $0.6 million, or less than 1%, from $153.3 million in the prior quarter. The primary drivers of the decrease were a $31.5 million, or 11%, decrease in noninterest income partially offset by an $18.4 million, or 4%, decrease in noninterest expense and an $11.8 million, or 3%, increase in net interest income. The prior quarter included several significant items that elevated both noninterest income and noninterest expense. Specifically, noninterest income included a $23.0 million automobile loan securitization gain and an $11.4 million bargain purchase gain from the FDIC-assisted acquisition of Fidelity Bank. The prior quarter’s noninterest expense included a $23.5 million increase to litigation reserves.

Net interest income increased $11.8 million, or 3%, from the prior quarter. This reflected a $1.3 billion, or 3% (10% annualized), increase in average earning assets and a 2 basis point increase in the fully-taxable equivalent net interest margin (NIM) to 3.42%. The linked-quarter increase in the NIM reflected the benefit of a 5 basis point reduction in the cost of total interest bearing liabilities, as well as $0.8 billion, or 7%, growth in average noninterest bearing deposits. However, there was a 3 basis point negative impact from the mix and yield of earning assets and other items.

The acquisition of Fidelity Bank at the end of the prior quarter had a positive 2 basis point impact on the NIM, and the recent redemptions of two issuances of trust preferred securities had a 1 basis point positive impact.

The increase in average earning assets was driven by organic growth across several categories of loans, in addition to two transactions that occurred late in the prior quarter: (1) the FDIC-assisted Fidelity Bank acquisition, and (2) the purchase of a high quality municipal equipment lease portfolio. Average commercial and industrial loan (C&I) growth was very strong at $1.3 billion, or 9% (34% annualized), reflecting the continued elevated level of activity from multiple business lines including middle market and equipment finance, as well as the purchase of a $0.4 billion equipment lease portfolio and $0.1 billion of C&I loans associated with Fidelity Bank. Automobile loan origination levels remained strong throughout the quarter and, as we did in the 2011 fourth quarter, we reclassified $1.3 billion of automobile loans into held for sale at the end of the quarter in preparation for an expected securitization in the second half of 2012.

Average total core deposits increased $1.4 billion, or 3% (13% annualized), reflecting growth in all deposit categories including $0.7 billion of deposits associated with Fidelity Bank. Total average demand deposits grew $1.1 billion, or 6% (26% annualized), to $18.0 billion, and represented 40% of total deposits. Total average demand deposits in the year-ago quarter were $13.4 billion and represented 32% of total deposits. This meaningful improvement reflected our continued focus on fundamentally changing our deposit mix to drive down the overall cost of funds and support the NIM. As previously disclosed, there remains over $1.0 billion of demand deposits from several larger relationships that we consider shorter term in nature.

Total noninterest income decreased $31.5 million, or 11%, from the prior quarter. This included a $22.6 million decrease in gain on sale of loans as the prior quarter included a $23.0 million gain associated with that quarter’s automobile loan securitization. In addition, other income decreased $9.2 million as the prior quarter included an $11.4 million bargain purchase gain associated with the FDIC-assisted acquisition of Fidelity Bank. Mortgage banking income declined $8.1 million as the benefit of net mortgage servicing rights (MSR) decreased by $6.8 million.

Commenting on revenue trends, Steinour said, “The second quarter results clearly showed the benefit of 11.6% annualized growth in consumer checking account households and 11.9% annualized growth in commercial relationships, with both electronic banking and service charges on deposits up over 9%. Not only are we gaining customers, we are selling deeper with 76.0% of consumer checking account households and 32.6% commercial relationships now with 4 or more products or services. A portion of our strategic investments remains in the early stages, such as our in-store strategy. In contrast, others have matured and are adding meaningfully to the bottom line, like our customer focused capital markets activities, which posted a record quarter resulting in 35% linked quarter and 58% year-over-year growth.”

Noninterest expense decreased $18.4 million, or 4%, from the prior quarter. This reflected a $19.9 million reduction in other expense as the prior quarter included a $23.5 million addition to litigation reserves. Deposit and other insurance expense decreased $5.0 million, and net occupancy declined $3.6 million. The positive impacts from these reductions were partially offset by a $6.1 million increase in outside data processing and other services, a $4.6 million seasonal increase in marketing, and a $4.2 million increase in professional services. Of the total noninterest expense increase, $6.8 million related to the prior quarter’s FDIC-assisted acquisition of Fidelity Bank, of which approximately 40% was one-time in nature and mainly impacted outside data processing and other services and professional services. Of note, noninterest expense included four unrelated items, including the $2.6 million of gain on early extinguishment of debt, that we believe were one-time in nature that, in total, reduced expenses $6.4 million.

The provision for credit losses increased $2.1 million, or 6%, from the prior quarter. This reflected a $1.3 million, or 2%, increase in net charge-offs (NCOs) to $84.2 million, or an annualized 0.82% of average total loans and leases, from $83.0 million, or an annualized 0.85%, in the prior quarter. The provision for credit losses in the current quarter was $47.7 million lower than NCOs, reflecting a continued improvement in credit quality.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 2.28%, from 2.37%, reflecting the inclusion of the fair value loans related to Fidelity Bank, which have no associated ACL. The ACL as a percentage of period-end total nonaccrual loans (NALs) decreased 14 percentage points to 192% as NALs increased $6.6 million, or 1%, to $474.2 million, or 1.19% of total loans and leases.

Capital. Our Tier 1 common risk-based capital ratio at June 30, 2012, was 10.08%, down from 10.15% at March 31, 2012, and our tangible common equity ratio increased to 8.41% from 8.33% over this same period. The regulatory Tier 1 risk-based capital ratio at June 30, 2012 was 11.93%, down from 12.22%, at March 31, 2012. This decline reflected an increase in risk-weighted assets due to balance sheet growth and the capital actions taken throughout the quarter, which are discussed below.

Over the quarter, and consistent with planned capital actions, $80 million of trust preferred securities were redeemed and 6.4 million common shares were repurchased at an average price of $6.26 per share. Commenting on capital, Steinour said, “Reinvesting excess capital to grow the business organically remains our first priority. Importantly, through dividends and share repurchases, we have the flexibility, subject to market conditions, to return a meaningful amount of our earnings to the owners of the company.”

Expectations

“We continue to see positive trends within our Midwest footprint. Relative to the broader United States, parts of the Midwest continue to experience lower levels of unemployment, strength in manufacturing, and more stable home prices. While our footprint has clearly benefitted from this modest recovery, the US and global economies continue to experience elevated levels of volatility and uncertainty. This requires that we remain cautious,” said Steinour. “We will remain disciplined in our growth, including the pricing of loans and deposits. We continue to expect credit quality improvement. We will stay focused on increasing customer cross-sell and work to improve operating efficiency. We have completed the Fidelity Bank systems conversion and integration and have achieved the targeted expense reductions. We are now focusing on the opportunities to introduce additional products and services across our expanded customer base.”

For the remainder of 2012, average net interest income is expected to show modest improvement from the second quarter level as we anticipate an increase in total loans, excluding the impacts of any future loan securitizations. Those benefits to net interest income are expected to be mostly offset, however, by downward NIM pressure due to the anticipated competitive pressures on loan pricing, as well as lower rate securities through reinvestment, and declining positive impacts from deposit repricing. The C&I portfolio is expected to continue to show meaningful growth. Our sales pipeline remains robust with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas such as specialty banking, asset based lending, and equipment financing. It also reflects our long-standing, continued support of middle market and small business lending. Automobile loan balances are expected to grow from period-end balances. Residential mortgages and home equity loans are expected to be relatively flat as we continue to evaluate the impact of the proposed capital rules recently released by our regulators. CRE loans likely will experience low levels of declines from current levels.

Excluding potential future automobile loan securitizations, we anticipate the increase in total loans will modestly outpace growth in total deposits. This reflects our heightened focus on our overall cost of funding and the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income is expected to show a modest increase from the 2012 second quarter level after excluding the impact of any future automobile loan securitization gains and any net MSR impact. This growth is expected to reflect primarily the continued growth in new customers and increased contribution from key fee income activities including capital markets, treasury management services, and brokerage, as well as the continued positive impact of our cross-sell and product penetration initiatives throughout the company.

Noninterest expense continued to run at levels above our long-term expectations relative to revenue. For the full year, we continue to anticipate positive operating leverage and modest improvement in our expense efficiency ratio. This will likely reflect the benefit of revenue growth as we expect expenses could increase slightly. While we will continue our focus on improving expense efficiencies throughout the company, additional regulatory costs and expenses associated with strategic actions, including the planned opening of over 30 in-store branches, may offset some of the improvements.

Credit quality is expected to experience continued improvement. The level of provision for credit losses in the first half of the year was at the low end of our long-term expectation, and we expect some quarterly volatility given the absolute low level of the provision for credit losses and the uncertain and uneven nature of the economic recovery.

We anticipate the effective tax rate for 2012 to approximate 24% to 26%, which includes permanent tax benefits primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Please see the 2012 Second Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, July 19, 2012, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at

(877) 684-3807; Conference ID 91085729. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 31, 2012 at (855) 859-2056; Conference ID 91085729.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2012 Second Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the second quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $57 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 680 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,350 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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